Contact:	Julie McDowell	Exhibit 99.2
Vice President
Corporate Communications
610-948-2836

FOR IMMEDIATE RELEASE	July 6, 2004

Teleflex Updates Earnings Outlook And Revises Full Year Guidance

Limerick, PA — Teleflex Incorporated (NYSE: TFX) today announced that earnings per share for the company’s second quarter ended June 27, 2004 are expected to be in the range of 83 to 85 cents per share. For the full year, the company now anticipates earnings will be in the range of $2.90 to $3.00 which is lower than the company’s previous guidance of $3.10 to $3.20.

     For the quarter, total revenues will grow to an estimated $660 million, a 14 percent increase compared to second quarter of the prior year. At the same time, operating profit for the quarter will be relatively flat compared to the prior year. Commercial Segment operating profit for the quarter was negatively impacted as the result of increased price pressure and higher than expected production costs in the Automotive product line. The Marine and Industrial product lines delivered strong performances in the quarter. Aerospace Segment operating profit declined, in part due to higher than expected costs related to the transfer of operations following a facility closure and the phasing out of construction services in the Industrial Gas Turbine Services product line. The Medical Segment experienced a similar growth rate in the quarter to that of the first quarter 2004.

     For the full year, the company now anticipates that the Automotive product line will be impacted by both reduced volume in North America resulting from a revised demand forecast for adjustable pedal systems and increases in raw material and other production costs that are likely to continue in the second half of the year.

     Teleflex will release its second quarter 2004 earnings results in a press release on Wednesday, July 14, 2004 after market close and will hold a conference call to discuss the quarter’s results on Thursday, July 15, 2004 at 10:00 a.m. (EDT). The conference call will be available on the company’s website www.teleflex.com. In addition, an audio replay will be available from July 15 until July 20 by calling 888-286-8010 (U.S./Canada) or 617-801-6888 (International), passcode #97427562.

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     Teleflex is a diversified industrial company with annual revenues of more than $2 billion. The company designs, manufactures and distributes quality engineered products and services for the aerospace, medical, automotive, marine and industrial markets worldwide. Teleflex employs more than 19,000 people worldwide who focus on providing innovative solutions for customers. Additional information about Teleflex can be obtained from the company’s website on the Internet at www.teleflex.com.

Forward-looking information

Statements in this news release, other than historical data, are considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties that could cause actual results to differ from those contemplated in the statements. These factors are discussed in the company’s Form 10-K and other Securities and Exchange Commission filings.

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